Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Samuel G. Stone
Date Submitted: July 25, 2012	Executive Vice President and
NASDAQ Symbol:FBMI	Chief Financial Officer
(989) 466-7325

Firstbank Corporation Announces Cash Dividend on Series A Preferred Stock

Alma, MI (FBMI) – Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced today that the Board of Directors declared the specified quarterly cash dividend at the annual rate of 5% on the $17 million of Series A Preferred Stock that remains outstanding after the Treasury’s auction to private investors and Firstbank Corporation’s repurchase of $16 million of the stock. The dividend amounts to $12.50 per $1,000 liquidation value share and is to be paid August 15, 2012, to Series A Preferred stockholders of record as of July 31, 2012.

Firstbank Corporation, headquartered in Alma, Michigan, is a bank holding company using a community bank local decision-making, multi-bank-charter, format with assets of $1.5 billion and 51 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Keystone Community Bank; and Firstbank – West Michigan.